UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 13, 2020

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2020, James Mark Elliott, the Chief Executive Officer and President of Boxlight Corporation (the “Company”), entered into an agreement with the Company (the “Elliott Employment Agreement”) to transition into a newly created part-time role of Chief Commercial Officer. As the Chief Commercial Officer, Mr. Elliott will focus on the Company’s global sales activities and will report to Harold Bevis, the Company’s newly appointed Chief Executive Officer. Mr. Elliott will also continue to serve as a member of our board of directors. Pursuant to the terms of the Elliott Employment Agreement, Mr. Elliott will receive a base salary of $120,000, will be eligible to receive up to an additional $50,000 cash bonus, at the discretion of the Company’s Chief Executive Officer, and will receive options to purchase 50,000 shares of the Company’s common stock, which stock options shall vest monthly over a one-year period. A copy of the Elliott Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and any summary of its terms is subject to, and qualified in its entirety by, the full text of such document, which is incorporated herein by reference.

On January 13, 2020, Harold Bevis entered into an employment agreement (the “Bevis Employment Agreement”) with the Company pursuant to which Mr. Bevis will serve as the Company’s Chairman and Chief Executive Officer. Pursuant to the Bevis Employment Agreement, Mr. Bevis will receive a base salary of $200,000 (the “Base Salary”). In addition to the Base Salary, Mr. Bevis will be eligible to receive a performance bonus of up to 100% of his Base Salary each year, payable in cash, based on his achievement of certain key performance indicators as determined by the Company’s board of directors. Mr. Bevis also received 506,355 restricted shares of the Company equal to 3.5% of the fully diluted outstanding shares of the company. The shares vest over a four-year period.

Prior to assuming the role of CEO and Chairman, Mr. Bevis served as an independent director of the Company since March 2018, giving him intimate knowledge and familiarity with the Company. Mr. Bevis brings with him more than 25 years of business leadership experience, including 15 years serving as a chief executive officer. Prior to joining the Company, from October 2017 until February 2019, Mr. Bevis served as president of OmniMax International, Inc., a portfolio of eight building products businesses that manufacture products for the home building, home improvement and RV/mobile home industries. From August 2012 until May 2017, Mr. Bevis was president and chief executive officer of Xerium Technologies, Inc., a global manufacturer of aftermarket products and services for customers serving packaging markets, paper markets, building materials markets and disposable products markets, among other things. Throughout his career, Mr. Bevis has led or directed a total of eight businesses in six different industries, with more than 150 operating facilities in 22 countries. Mr. Bevis received his MBA from Columbia Business School and his Bachelor of Science in industrial engineering from Iowa State University. He is a member of the National Association of Corporate Directors and has served on the boards of six companies. We believe Mr. Bevis’s vast experience and knowledge will add significant value as we grow and expand our business.

A copy of the Bevis Employment Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and any summary of its terms are subject to, and qualified in its entirety by, the full text of such document, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 14, 2020, the Company issued a press release announcing Harold Bevis as Chairman and Chief Executive Officer. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated January 13, 2020, between Boxlight Corporation and James Mark Elliott.

10.2	Employment letter, dated January 13, 2020, between Boxlight Corporation and Harold Bevis.

99.1	Press Release, dated January 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2020

BOXLIGHT CORPORATION

By:	/s/ Takesha Brown
Name:	Takesha Brown
Title:	Chief Financial Officer